STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (together with all Schedules hereto, the "Agreement") is entered into as of the 13th day of January 2005, by and between John Wiley & Sons, Inc., a New York corporation (the "Company"), and the several shareholders named as Sellers on the signature pages hereto (collectively, the "Sellers"). The Company and the Sellers are sometimes hereinafter referred to each individually as a "Party" and collectively as the "Parties."

WHEREAS, each of the Sellers owns certain shares of the Class A Common Stock, par value $1.00 per share, of the Company (the "Shares"); and

WHEREAS, the Sellers desire to sell to the Company, and the Company is willing to purchase from the Sellers, an aggregate of 1,000,000 Shares (the "Purchased Shares") through the purchase by the Company from each Seller those of the Shares owned by such Seller as set forth on Schedule I hereto, for the consideration and upon the terms and subject to the conditions hereinafter set forth (the "Transaction");

NOW, THEREFORE, in consideration of the premises, the provisions and the respective covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF STOCK

1.1 Certain Definitions. For purposes of this Article I, the following terms shall have the following meanings:

(i) "Cap" shall mean the amount determined by subtracting 4% from the sum of the Signing Price and $1.16.

(ii) "Floor" shall mean the amount determined by subtracting 4% from the amount obtained by subtracting $1.16 from the Signing Price.

(iii) "Formula Market Price" shall mean the average closing sale price (or, if no closing price is reported, the last reported sale price) per share of the Shares on the New York Stock Exchange on the five trading days ending on and including the Pricing Date.

(iv) "Pricing Date" shall mean January 28, 2005 (or such other date as the parties hereto mutually agree in writing). See Section 1.4 infra.

( v) "Signing Price" shall mean the reported closing sale price per share of the Shares on the New York Stock Exchange on the trading day immediately preceding the signing of this Agreement (as indicated above).

1.2 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth herein and upon the representations and warranties made herein by each of the Parties to the other, at the Closing (as such term is defined in Section 1.4), the Sellers shall sell, grant, convey, assign, transfer and deliver to the Company, and the Company shall purchase and acquire from the Sellers, all of the Sellers' right, title and interest in and to the Purchased Shares.

1.3 Per Share Purchase Price. The purchase price per Purchased Share shall be payable as provided below and shall be equal to the amount determined by subtracting four percent (4%) from the Formula Market Price (the "Per Share Purchase Price"); provided, however, that in the event that the Per Share Purchase Price is (i) greater than the Cap, then the Company may terminate and abandon the Agreement or (ii) less than the Floor, then the Sellers may terminate and abandon the Agreement. Notwithstanding the foregoing, if the Per Share Purchase Price exceeds the Cap, the Company may nonetheless in its sole discretion elect to consummate the Transaction at the Per Share Purchase Price. Likewise, if the Per Share Purchase Price is less than the Floor, the Sellers may nonetheless in their sole discretion elect to consummate the Transaction at the Per Share Purchase Price.

1.4 Closing. The closing of the purchase and sale of the Purchased Shares provided herein (the "Closing") shall occur (i) at the 111 River Street, Hoboken, New Jersey offices of the Company at 10:00 a.m., local time, on the Pricing Date plus five (5) business days, or (ii) at such other time and place or on such other date provided that the Sellers and the Company mutually agree thereto (such date and time of Closing being herein collectively referred to as the "Closing Date"). At the Closing, the Company shall pay to each Seller, by wire transfer of immediately available funds, an amount equal to the Per Share Purchase Price multiplied by the number of such Seller's Purchased Shares set forth on Schedule I hereto. The delivery of the Purchased Shares shall be effected on a delivery versus payment basis by book entry transfer through the facilities of one or more brokerage firms or clearing agencies, as specified by the Parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to the Company as follows:

2.1 Power. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

2.2 Authorization, Validity and Effect of Agreements.

(i) It has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby and no further action on the part of such Seller is necessary to authorize this Agreement and the transactions contemplated hereby.

(ii) This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms.

(iii) The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated hereby by such Seller will not (a) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party (except for those filings required under the federal securities laws, which shall be made in a timely fashion); (b) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any encumbrance upon any part of the property of such Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which such Seller is a party or by which it is bound; or (iii) violate or conflict with any provision of the constituent documents of such Seller as amended to the date hereof.

2.3 Title. It has good and marketable title to the Purchased Shares, free and clear of any liens, claims, charges, security interests, options, encumbrances or restrictions whatsoever.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sellers as follows:

3.1 Power. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

3.2 Authorization and Effect of Agreements.

(i) The execution and delivery of this Agreement and all agreements and documents contemplated hereby by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

(ii) This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their terms.

(iii) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party (except for those filings required under the federal securities laws, which shall be made in a timely fashion), (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any encumbrance upon any part of the property of the Company pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which the Company is a party or by which it is bound, and (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of the Company, each as amended to the date hereof.

ARTICLE IV

CONDITIONS OF CLOSING

4.1 The Company's Conditions of Closing. The obligations of the Company to purchase and pay for the Purchased Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

(i) All representations and warranties of the Sellers contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date and the Sellers shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms hereof.

(ii) There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on the Company.

4.2 The Sellers' Conditions of Closing. The obligation of the Sellers to sell the Purchased Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

(i) All representations and warranties of the Company contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date and the Company shall have performed all agreements and covenants and satisfied all conditions on its part to the performed or satisfied by the Closing Date pursuant to the terms hereof.

(ii) There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on the Sellers.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid, in each case addressed to the Party to be notified at the address indicated for such Party on the signature page hereof or at such other address as such Party may designate by ten days' advance written notice to the other Parties. Every notice or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 24 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or three business days after the same shall have been placed in the federal mail as aforesaid.

5.2 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, executors, administrators and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties), or their respective heirs, successors, executors, administrators and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.3 Entire Agreement. This Agreement, together with the Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the Parties, and is a complete and exclusive statement of those terms.

5.4 Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

5.5 Survival. All of the terms, conditions, warranties and representations contained herein shall survive, in accordance with their terms, delivery by the Parties of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date.

5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. All of such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the Parties had executed a single signature page.

5.7 Waivers and Amendment.

(i) No failure or delay on the part of any Party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the Parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the Party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

(ii) Any amendment, supplement or modification of or to any provision of this Agreement shall be effective only if it is made in writing and signed by each of the Parties hereto.

5.8 Incorporation of Schedules. All Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each such illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

5.10 Assignability. Neither this Agreement nor any of the Parties' rights hereunder may be assigned or otherwise transferred by any Party without the prior written consent of the other Parties.

5.11 Public Disclosure. The Parties shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law (including the disclosure and reporting obligations under the rules and regulations of the Securities and Exchange Commission), court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Parties before issuing any such press release or making any such public announcement.

5.12 Further Assurances. Subject always to the precise terms and conditions of this Agreement, each of the Parties hereto shall use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the date first above written.

THE COMPANY:

Address:	JOHN WILEY & SONS, INC.

111 River Street
Hoboken, New Jersey 07030	By: /s/ William J. Pesce
Attn: Gary M. Rinck	Name: William J. Pesce
Facsimile No.: 201-748-5689	Title: President & CEO
Confirming No.: 201-748-5845

THE SELLERS:

Address:	THE BASS MANAGEMENT TRUST

201 Main Street, Suite 3200
Fort Worth, Texas 76102	By: /s/ William P. Hallman, Jr.
Attn: William O. Reimann, IV	William P. Hallman, Jr., Attorney-in-
Facsimile No.: 817-338-2694	Fact for each of Lee M. Bass, Trustee,
Confirming No.: 817-390-8439	Nancy L. Bass, Trustee, and Sid R. Bass, Trustee

Address:	820 MANAGEMENT TRUST

201 Main Street, Suite 3200
Fort Worth, Texas 76102	By: /s/ William P. Hallman, Jr.
Attn: William O. Reimann, IV	William P. Hallman, Jr., Attorney-in-
Facsimile No.: 817-338-2694	Fact for Lee M. Bass, Trustee
Confirming No.: 817-390-8439

Address:	PRIME 66 PARTNERS

201 Main Street, Suite 3200	By: SRB Diversified Realty, Inc.,
Fort Worth, Texas 76102	Managing General Partner
Attn: William O. Reimann, IV
Facsimile No.: 817-338-2694
Confirming No.: 817-390-8439	By: W.R. Cotham
W. R. Cotham, Vice President

Address:	BARBNET INVESTMENT CO.

201 Main Street, Suite 3200
Fort Worth, Texas 76102	By: W.R. Cotham
Attn: William O. Reimann, IV	W. R. Cotham, Vice President
Facsimile No.: 817-338-2694
Confirming No.: 817-390-8439

SCHEDULE I

Purchased Shares

Seller	Number of Purchased Shares

The Bass Management Trust	365,600

820 Management Trust	496,700

Prime 66 Partners	131,100

Barbnet Investment Co.	6,600